Exhibit 10.2
THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.  THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $50,000                                                                                                Issue Date: October [__], 2012

PREMIER ALLIANCE GROUP, INC.

7% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Premier Alliance Group, Inc., a corporation organized under the laws of the State of Delaware (hereinafter called “Borrower” or the “Company”), hereby promises to pay to [_______________________] , an individual with an address at _____________________________, ________  or his permitted registered assigns or successors in interest or order (the “Holder”), without demand, the sum of Fifty Thousand Dollars (US$50,000) (the “Principal Amount”), with simple interest at the annual rate of seven percent (7%) on the Maturity Date (as hereinafter defined) if and to the extent not sooner paid or converted.  The “Maturity Date” of this Note shall be the date that is fifteen (15) months from the date hereof, subject to conversion and acceleration as provided in Section 2 or Section 3 hereof.

This 7% Convertible Promissory Note (the “Note”) has been executed and issued pursuant to the terms of a Securities Purchase Agreement between the Borrower and the Holder and certain other Holders of Notes, dated of even date herewith (the “Purchase Agreement”) pursuant to which the Holder acquired this Note and Common Stock Purchase Warrants.  This Note is not secured and is convertible as provided herein.   Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

ARTICLE I
INTEREST

1.1.             Interest Rate.   Interest on this Note shall be simple interest and accrue at the annual rate of seven percent (7%) per annum.  Interest will be payable on the Maturity Date, accelerated or otherwise, at which time the Principal Amount and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.  All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable. Accrued interest on the outstanding Principal Amount shall be due and payable on the Maturity Date in cash; provided, however, that at the sole option of the Company, any interest due may be paid in the form of Common Stock of the Company, at the applicable Voluntary Conversion Price (as hereinafter defined) subject to adjustment herein or Mandatory Conversion Price.

1.2. Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default (as defined below), which, if susceptible to cure is not cured within the cure periods (if any) set forth in Article III, otherwise then commencing from the end of the applicable cure period the annual interest rate on this Note shall (subject to the limitations set forth in Section 4.7) be the lesser of ten percent (10%) per annum or the highest rate permissible by law, and be due on demand.

ARTICLE II

CONVERSION RIGHTS

           2.1.           Holder’s Conversion Rights.

 (a)           Voluntary Conversion Rights.  For so long as this Note remains outstanding and not fully paid, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with any accrued and unpaid interest thereon, into shares of Common Stock of the Borrower or its successor in interest (the “Conversion Shares”), subject to the terms and conditions set forth in this Article II, at the rate of $0.50 per share of Common Stock (as may be adjusted as provided herein, the “VoluntaryConversion Price”). The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 2.2.

(b)           Mandatory Conversion.  In the event that Common Stock Equivalents (as hereinafter defined) are issued at any Funding Event,  all principal and interest on the Notes shall be automatically converted (the “Mandatory Conversion”) into shares (the “Conversion Shares”) of the Company’s common stock par value $0.001 (the “Common Stock”) at a conversion price that is the lesser of: (i) a 25% discount to the effective price of the securities sold in such Funding Event, or (ii) $0.50 per share of common stock (the “Mandatory Conversion Price”); provided, however, that this Note shall not be subject to a Mandatory Conversion in the event that the Company is delinquent with the filing of its SEC Reports (as defined in the Purchase Agreement). The term   “Funding Event” as used herein shall mean the consummation of an equity, or convertible debt financing, in one or more series of transactions with aggregate gross proceeds of at least $300,000 by the Borrower after the date hereof. The term Common Stock Equivalents" shall mean Common Stock, or securities convertible into, exercisable for or exchangeable for, Common Stock.

           2.2.           Mechanics of Holder’s Conversion.

                      (a)           In the event that the Holder elects to voluntarily convert any amounts outstanding under this Note into Common Stock the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) together with the Holder’s original Note to the Company, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount and accrued and unpaid interest, shall issued a replacement Note therefor, and shall deliver such replacement Note to the Holder in accordance with the requirements of the Purchase Agreement.

(b)           In the event of a Mandatory Conversion due to a Funding Event, the Borrower shall provide each Holder with at least ten (10) business days’ notice (waivable by the Holder) of the specific terms of such offering and advising Holder of their requirement to exchange their entire Note.  For avoidance of doubt, the “Conversion Date” in the event of a Mandatory Conversion in the event of a Funding Event, shall be the first business day following the closing of the Funding Event.  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(c)           No fractional Conversion Shares shall be issued upon conversion of this Note. Instead of any fractional shares that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Voluntary Conversion Price or Mandatory Conversion Price then in effect.

           2.3.           Adjustments to Conversion Price.

                      (a)           The number of Conversion Shares to be issued upon each conversion of this Note pursuant to this Section 2 shall be determined by dividing that portion of the Principal Amount and interest to be converted, if any, by the then applicable Voluntary Conversion Price or Mandatory Conversion Price.

(b)           Adjustment to Voluntary Conversion Price Upon Issuance of Common Stock. Other than in connection with the Excepted Issuances or a Funding Event (as defined below), if the Company shall, at any time after the Issue Date and until the twelve (12) month anniversary of the Issue Date, issue or sell any Common Stock or Common Stock Equivalents, to any person or entity, except in connection with a Funding Event, at a price below the Voluntary Conversion Price then immediately upon such issuance or sale, the Voluntary Conversion Price in effect immediately prior to such issuance or sale shall be adjusted on a weighted average basis. For purposes of Section 2.3 “Excepted Issuance” shall mean (i) shares issued or issuable pursuant to a currently authorized stock option plan of the Borrower (or by its successor after a merger), (ii) shares currently issuable upon exercise of existing warrants or upon conversion of existing notes or outstanding convertible securities of the Borrower (or its successor), as disclosed herein, (iii) shares of Common Stock or Common Stock Equivalents issued to the Company’s (or its successors) shareholders as a dividend (other than a stock split effectuated through a dividend) or other distribution without payment of any consideration by such shareholders for such additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion thereof), so long as the Voluntary Conversion Price is appropriately adjusted, or the securities issuable to a Subscriber upon conversion of a Note or exercise of a Warrant appropriately take such additional securities into account, pursuant to the terms of the Notes and the Warrants; and (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company which shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(c)           The Voluntary Conversion Price or Mandatory Conversion Price, as applicable, and number and kind of shares or other securities to be issued upon conversion shall be subject upon the happening of certain events while this conversion right remains outstanding, as follows:

i.           Merger, Sale of Assets, etc.  If (A) the Company effects any merger or  consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental  Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

ii. Reclassification, etc.  If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

iii.           Stock Splits, Combinations and Dividends.  If the Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock by issuance of Common Stock, the Voluntary Conversion Price or the Mandatory Conversion Price, as applicable, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(d)           Whenever a conversion price, whether a Voluntary Conversion Price or Mandatory Conversion Price, is adjusted pursuant to this Section 2.3, the Company shall promptly mail to the Holder a notice setting forth the Voluntary Conversion Price or Mandatory Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

2.5 Issuance of Replacement Note.  Upon any loss or destruction of this Note, a replacement Note containing the same date and provisions of this Note shall be issued by the Company to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid.

~~2.6~~ Liquidated Damages; Failure to Issue Conversion Shares.  In the event that the Note is converted, in whole or in part, the Company shall deliver to Holder (or in accordance with Holder’s delivery instructions) certificates representing the Conversion Shares reflecting principal and interest so converted, in the name of Holder, within ten (10) business days of receipt of the Notice of Conversion.  The Borrower understands that failure to deliver all of the Conversion Shares it is required to deliver on a timely basis may cause irreparable financial harm to the Holder or its assign.  In the event that Borrower fails to deliver certificates representing the Conversion Shares within such ten (10) business day period, in addition to damages for default or at law or in equity available to the Holder, and without limiting Holder’s rights thereunder, Borrower shall pay to Holder liquidated damages equal to 2% of the number of Conversion Shares it is required to deliver for each 30 calendar day period that it has failed to deliver a certificate representing the Conversion Shares.  During any failure to deliver shares, and for avoidance of doubt, the Note shall be deemed issued and duly held by the Holder and Holder shall be entitled to seek any enforcement or collection remedy on this Note as permitted by law, interest shall continue to accrue and the Voluntary Conversion Price shall continue to be adjustable downward provided in this Section 2.

ARTICLE III
EVENTS OF DEFAULT

3.1 The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.2 Failure to Pay Principal or Interest.  The Borrower fails to pay any the Principal Amount, interest or other sum due under this Note when due and such failure continues for a period of twenty (20) calendar days after receipt by the Borrower of written notice of such default.

3.3 Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of 10 business days after written notice to the Borrower from the Holder, provided that if such breach cannot reasonably be cured within such 10-day period and Borrower shall have commenced to cure such breach within such 10-day period and thereafter diligently proceeds to cure the same, such 20-day period shall be extended for so long as it shall require the Borrower in the exercise of due diligence to cure such default, not to exceed 45 business days in the aggregate.

3.4 Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made in the Purchase Agreement shall be false or misleading in any material respect as of the Issue Date, except to the extent such representation or warranty is made as of a different date in which case such representation or warranty shall have been false or misleading in any material respect as of such date.

3.5 Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed and not dismissed within 60 calendar days.

3.6 Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $250,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of 60 calendar days.

3.7 Non-Payment.   A default by the Borrower under any one or more obligations (including, without limitation, any office lease or pre-existing loan currently outstanding) in an aggregate monetary amount in excess of $100,000 for more than 90 calendar days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the contested amount.

3.8 Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within 60 calendar days of initiation.

3.9 Sale of Assets. A disposition of all or substantially all of the assets of the Borrower (excluding any transaction relating to the sale and lease back of the Borrower’s equipment).

3.10 Failure to Deliver Common Stock or Replacement Note.  Borrower’s failure to timely deliver Conversion Shares to the Holder pursuant to and in the form required by this Note or the Purchase Agreement.

3.11 Use of Proceeds. Proceeds of this Note not being utilized substantially in accordance with the intended uses set forth in the Purchase Agreement and the related offering document and for no other purposes.

3.12 Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document which is not cured after any required notice and/or cure period.

3.13 Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Purchase Agreement.

ARTICLE IV
MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

           4.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Borrower:                                Premier Alliance Group, Inc.
4521 Sharon Road #300
Charlotte, NC  28211-3627
Attn:  Mark Elliott, Chief Executive Officer

With a copy to:                                           Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
Uniondale, New York 11556
Facsimile:  (516) 663-6891
Email: srubin@rmfpc.com
Attention:  Seth I. Rubin, Esq.

If to the Purchaser:	At the address set forth on the Purchaser’s Signature to the Purchase Agreement

4.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented or reissued, then as so amended or supplemented or reissued.

4.4           Assignees.  This Note, and the conversion rights described herein, shall not be assignable by the Holder without the prior written consent of the Borrower, which shall not be unreasonably withheld. Subject to the restrictions of the preceding sentence, the rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assign, heirs, administrators and transferees of the parties.

4.5           Cost of Collection.  In the event that Holder is required to take legal or other action to enforce its rights or obtain collection under this Note,  Borrower shall pay the Holder hereof reasonable costs of collection, or enforcement of the terms hereof, including attorneys’ fees.

4.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, including, but not limited to, New York statutes of limitations.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the State Supreme Court of the State of New York, County of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

4.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law (such as, without limitation, the usury laws), any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower, or if no further amounts are owed by the Borrower to the Holder, shall be refunded to the Borrower.  Borrower hereby irrevocable consents to the reformation of this Note, as may be necessary by a court of law, so as to enable enforcement of this Note pursuant to summary judgment or summary proceeding.  For avoidance of doubt, in the event that, for any reason, a finding by a court having jurisdiction over this Note is made that limits enforceability as a result of excessive interest or other origination or investment banking fees pursuant to the laws of any jurisdiction, then, such defense shall not be deemed to bar a summary proceeding or summary judgment on the Note but rather, the Note shall be fully and absolutely enforceable as to all principal and, the court having jurisdiction shall, after an inquest, have power to reform the Note so as to reduce interest amount to such amount as is immediately enforceable pursuant to summary judgment or summary proceeding and grant such award, plus any legal or enforcement fees of Holder(s).

4.8.           Construction and Enforcement.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note reflects an investment made by Holder or its assignor to the Borrower.  This Note is intended as, and shall be deemed an unconditional obligation of Borrower for the payment of money only and, without limitation to any other remedies of Holder (such as, without limitation, summary judgment after initiation of a proceeding, or equitable remedies), shall be enforceable against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

4.9           Redemption.  This Note may be prepaid by the Borrower, in whole or in part, at any time and from time to time, without premium or penalty, upon 30 days’ prior written notice to the Holder.

4.10           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

4.11           Non-Business Days.  Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of October 2012.

PREMIER ALLIANCE GROUP, INC.

By:  /s/ Larry Brumfield
Name: Larry W. Brumfield
Title: Chief Financial Officer and Secretary

[Signature Page to Convertible Promissory Note of Premier Alliance Group, Inc.]

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

[Check Box That Applies]

________The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Premier Alliance Group, Inc., a Delaware corporation (the “Company”) into shares of Common Stock  of the Company according to the conditions set forth in such Note, as of the date written below.

(Alternative In Event of Exchange For in a Funding Event)

________ The undersigned has received a Notice of Mandatory Conversion as a result of a Funding Event and hereby tenders the Note in exchange for shares of Common Stock at the conversion price as adjusted thereby as provided in the note (i.e. the lesser of the Mandatory Conversion Price then in effect or a 25% discount to the Funding Event price)

Date of Conversion/Exchange:_______________________________________________________________

Conversion Price:___________________________________________________________________

Shares To Be Delivered:______________________________________________________________

Signature:_________________________________________________________________________

Print Name:_______________________________________________________________________

Address:__________________________________________________________________________

 __________________________________________________________________________